Exhibit 99.1

Company Contact:	Investor Relations Contacts:
John Oakley	Lippert / Heilshorn & Associates
CFO	Kirsten Chapman/ Tim Dien
Flanders Corporation	kchapman@lhai.com
(252) 946-8081	(415) 433-3777

Flanders Names Tom Justice Chief Operating Officer

WASHINGTON, NC – July 14, 2009 – Flanders Corporation (NASDAQ: FLDR) has appointed industry veteran Tom Justice, 56, as its new Chief Operating Officer.

Harry Smith, CEO and Chairman of the Board, stated, “We are very pleased to have Tom join Flanders. A 28-year veteran of the air filtration industry, Tom brings tremendous experience in operations management and product development. He will play an integral role in our efforts to grow revenue and improve profitability, strengthening our ability to achieve operational excellence and to develop innovative new products.”

A leader in the air filtration industry, Justice serves on several industry related technical committees, including the Underwriters Lab Standards Technical Panel for UL 900. He is also a member of ASHRAE, NAFA and the American Filtration Society.

Justice most recently served as Senior Applications Engineer in the Engineered Products Division of Johns Manville. Prior to joining Johns Manville in December 2007, he consulted with various companies in the air filtration industry, including Flanders, after having served 24 years at Purolator (later Clarcor Air Filtration) in several roles including plant manager, Director of Engineering and VP of Operations. Justice earned his B.S. in Mechanical Engineering from N.C. State University.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Kirsten Chapman or Tim Dien at (415) 433-3777.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) growing revenue, (2) improving profitability, (3) achieving operational excellence and (4) developing innovative new products are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders’ operations, please refer to the Company’s Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the period ended March 31, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

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